Exhibit 1

                              DISCLOSURE STATEMENT

                            NEGOTIATED PURCHASE PLAN

                                       OF

                            CALLOWAY'S NURSERY, INC.

                               September 17, 2003

Exhibit 1

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
SUMMARY..............................................................................................     1

THE NEGOTIATED PURCHASE PLAN.........................................................................     3

   BACKGROUND AND DESCRIPTION OF THE NEGOTIATED PURCHASE PLAN........................................     3
   APPRAISAL RIGHTS..................................................................................     3
   SPECIAL PROVISIONS FOR UNAFFILIATED SHAREHOLDERS..................................................     3
   SOURCE OF FUNDS...................................................................................     4
   PERSONS IMPLEMENTING THE NEGOTIATED PURCHASE PLAN.................................................     4
   FEDERAL INCOME TAX CONSEQUENCES...................................................................     4
   ACCOUNTING TREATMENT..............................................................................     4

SPECIAL FACTORS......................................................................................     5

   PURPOSE AND REASONS FOR NEGOTIATED PURCHASE PLAN..................................................     5
   ALTERNATIVES TO THE NEGOTIATED PURCHASE PLAN......................................................     6
   EFFECTS OF THE NEGOTIATED PURCHASE PLAN...........................................................     6
   FAIRNESS OF THE NEGOTIATED PURCHASE PLAN..........................................................     7
   FAIRNESS OF THE MINIMUM NEGOTIATED PURCHASE PRICE.................................................     8
   APPROVAL OF THE NEGOTIATED PURCHASE PLAN..........................................................     9
   RECOMMENDATION OF THE BOARD.......................................................................    11

THE COMPANY..........................................................................................    11

MARKET FOR THE COMMON STOCK..........................................................................    13

MANAGEMENT...........................................................................................    14

   BOARD OF DIRECTORS................................................................................    14
   NON-DIRECTOR EXECUTIVE OFFICERS...................................................................    15
   SECURITY OWNERSHIP OF MANAGEMENT..................................................................    17
   CERTAIN TRANSACTIONS WITH MANAGEMENT..............................................................    19

SUMMARY FINANCIAL INFORMATION........................................................................    20

WHERE YOU CAN FIND MORE INFORMATION..................................................................    21

                                     SUMMARY

         Calloway's Nursery, Inc. (the "Company") operates retail garden centers in the 3 largest metropolitan areas in Texas, Dallas-Fort Worth, San Antonio and Houston, reaching a combined population of 11.5 million. Founded in 1986, the Company's first four retail stores opened in Dallas in 1987. Since that time, the Company has grown to 26 retail stores in its 3 market areas.

         To improve the Company's financial performance, the Company intends to enter into a series of stock repurchase transactions with individual shareholders, with the intended result that the Company's common stock will cease to be registered under the Securities Exchange Act of 1934 (the "Exchange Act"), likely resulting in the shares no longer being actively traded.

         This summary briefly describes a plan (the "Negotiated Purchase Plan") approved by the Board of Directors (the "Board") of the Company that would allow the Company to negotiate the purchase of the common stock of the Company from certain shareholders ("Negotiated Purchase(s)"). This summary describes the material terms and features of the Negotiated Purchase Plan, but a more detailed description is also included in this disclosure statement. See "THE NEGOTIATED PURCHASE PLAN; FAIRNESS OF THE NEGOTIATED PURCHASE PLAN."

CAUTIONARY STATEMENT

         Calloway's Nursery, Inc. believes its shareholders benefit from the views of management about the future of the Company's business. Included herein may be forward-looking statements, including statements about planned multiple stock repurchase transactions, termination of the registration of the company's common stock and estimated cost savings once such termination of registration becomes effective. Many factors affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including any of these factors: the Company's ability to successfully complete the planned repurchase transactions, the Company's ability to achieve the anticipated cost savings upon termination of the registration of its common stock, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission.


THE NEGOTIATED PURCHASE PLAN

- Most, but perhaps not all, holders of not more than 500 shares of the Company's common stock will be approached by the Company to enter into negotiations to sell their shares of Company common stock to the Company.

- The purchase price per share will be negotiated, but in no event will be less than $0.90 per share.

- The Company is authorized to spend not more than $100,000 (exclusive of expenses) to purchase shares of the Company's common stock pursuant to the Negotiated Purchase Plan.

EFFECTS OF THE NEGOTIATED PURCHASE PLAN

- Upon the successful completion of the Negotiated Purchase Plan, the Company would have fewer than 300 record holders of common stock, and the Company would voluntarily suspend trading of its common stock on the NASDAQ SmallCap Market and terminate its registration under the Exchange Act.

BENEFITS OF THE NEGOTIATED PURCHASE PLAN

- If successfully completed, the Negotiated Purchase Plan will enable the Company to terminate the registration of its common stock under the Exchange Act and thus suspend its obligation to file annual and periodic reports and other filings with the Securities and Exchange Commission (the "SEC"). The Board estimates that the Company will save approximately $500,000 annually, once the termination of the common stock's registration becomes effective, by eliminating the substantial costs associated with being a public company, including the preparation and filing of periodic reports with the SEC.

DISADVANTAGES OF THE NEGOTIATED PURCHASE PLAN

- Following the successful completion of the Negotiated Purchase Plan, the shareholders of the Company will likely experience reduced liquidity for their shares of common stock and have greater difficulty obtaining information about the operations and financial condition of the Company.

- There can be no assurance that the Negotiated Purchase Plan will be successfully completed.

BOARD DETERMINATION OF FAIRNESS OF THE NEGOTIATED PURCHASE PLAN

- The Board has determined that the Negotiated Purchase Plan is advisable, fair and in the best interests of the Company and its shareholders, including the Company's unaffiliated shareholders. The Board recommends that shareholders holding not more than 500 shares of the Company's common stock enter into negotiations with and ultimately sell their shares of common stock to the Company pursuant to the Negotiated Purchase Plan, because doing so will facilitate the successful completion of the Negotiated Purchase Plan.

                          THE NEGOTIATED PURCHASE PLAN

BACKGROUND AND DESCRIPTION OF THE NEGOTIATED PURCHASE PLAN

         Upon a review of the Company's financial condition and results of operations and the poor performance of the Company's common stock on the NASDAQ SmallCap Market, the Board determined it was appropriate to consider the possibility of going private. The members of management were instructed to explore business strategies and alternatives for the Company and its shareholders going forward. The management presented the Board with several options for changing the Company's status from a public to a private company. The Board, after consultation with its outside legal counsel and management, unanimously determined that the proposed Negotiated Purchase Plan was the fairest and most efficient means to reduce the number of shareholders and permit the Company to go private.

         The Negotiated Purchase Plan authorizes the Company to negotiate the purchase of all shares of the Company's common stock held by shareholders of record holding no more than 500 shares of the Company's common stock. The purchase price per share will be negotiated with each shareholder, but will not be less than $0.90 per share. The Board has authorized the Company to spend up to $100,000 (exclusive of expenses) to purchase shares pursuant to the Negotiated Purchase Plan. The Company presently intends to hold any purchased shares as treasury stock.

APPRAISAL RIGHTS

         Shareholders do not have the right to demand the appraised value of their shares (dissenter's rights) in conjunction with the Negotiated Purchase Plan under the Texas Business Corporation Act. There may exist other rights or actions under the Texas Business Corporation Act, Texas common law or federal or state securities laws for shareholders who object to the Negotiated Purchase Plan. Although the nature and extent of such rights or actions are uncertain and may vary depending on the facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors, to the fairness of the corporate transactions and the adequacy of disclosure.

SPECIAL PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

         No provisions have been made to grant unaffiliated shareholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company. However, under Texas law, certain shareholders of a corporation may examine the books and records of the corporation. Upon a written demand stating the purpose of the demand, a shareholder holding the Company's common stock for at least six months immediately preceding a demand or a shareholder holding at least 5% of all outstanding shares of the Company's common stock, has the right to examine and extract information from the Company's relevant books and records of account, minutes and share transfer records. A shareholder may examine or extract information from such records in person or by agent at any reasonable time for any proper purpose.

SOURCE OF FUNDS

         The total cost of implementing the Negotiated Purchase Plan transactions is not expected to exceed $165,000. Costs include legal fees, stock transfer agent fees, and the cost of acquiring shares. The funds will come from the operating cash flows provided by the Company's business and existing credit facilities. As required by the Company's bank loan agreement, the Company has obtained the approval of its lender to repurchase shares of the Company's common stock pursuant to the Negotiated Purchase Plan.

PERSONS IMPLEMENTING THE NEGOTIATED PURCHASE PLAN

         John T. Cosby and Daniel G. Reynolds, both Vice Presidents of the Company, will have primary responsibility for implementing the Negotiated Purchase Plan. Such officers will be assisted by other officers and employees of the Company. None of such persons will receive any special compensation for his efforts in implementing the Negotiated Purchase Plan. The Company does not intend to use any non-employees to contact its shareholders to negotiate any Negotiated Purchases.

FEDERAL INCOME TAX CONSEQUENCES

         A shareholder who chooses to sell his shares of Company common stock held as a capital asset will recognize a capital gain or loss on such sale equal to the difference between the cash received for the shares and the shareholder's adjusted tax basis in his stock. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, the shareholder has held such stock for more than one year; otherwise, the capital gain or loss will be short term. Non-corporate taxpayers are generally subject to a maximum federal rate of (a) 15% on their long-term capital gains and (b) 35% on their short-term capital gains. All taxpayers are subject to certain limitations on the deductibility of their capital losses. In addition, a shareholder who sells his common stock to the Company may be required to furnish the shareholder's social security number or taxpayer identification number to the Company or the transfer agent. Failure to provide such information or the providing of incorrect information may result in backup withholding. All shareholders should consult their own tax advisors in order to determine the tax consequences of a Negotiated Purchase.

ACCOUNTING TREATMENT

         The purchase of shares by the Company will be accounted for as a purchase of treasury stock. The Company records treasury stock purchases at cost. The par value of the purchased shares will reduce common stock, and the excess of the cost over par value will reduce additional paid-in capital.

                                 SPECIAL FACTORS

PURPOSE AND REASONS FOR NEGOTIATED PURCHASE PLAN

         The purpose of the Negotiated Purchase Plan is to reduce the number of common shareholders to fewer than 300 shareholders of record, thus allowing the Company to terminate its common stock's registration under the Exchange Act. The Board believes that the proposed Negotiated Purchase Plan will maximize shareholder value by relieving the Company of the substantial costs of remaining a public company with reporting requirements. The direct and indirect costs associated with the Company's compliance with the filing and reporting requirements of the Exchange Act have a material adverse effect on the Company's financial performance and the various costs associated with remaining a public company are expected to increase further as a result of recent legislative and regulatory initiatives to improve corporate governance.

         For the fiscal year ended September 30, 2002, the Company spent $463,000, 13% of its September 30, 2002 market capitalization, in costs related to being a public company, the largest portion of which can be attributed to fees paid for audit services and audit related services. The Company estimates that the costs incurred for similar services would have been approximately $200,000 if the Company had been a private company during that time period.

         The Company estimates the costs of being a public company, including complying with the reporting requirements, will total approximately $520,000 for the current fiscal year and $730,000 in fiscal year 2004. The Company estimates that the costs for similar services will be approximately $230,000 annually, once the termination of the registration becomes effective.

         The Company also incurs indirect costs as a result of management's time expended in preparation and review of such filings.

         By terminating its common stock's registration and relieving itself of the reporting requirements of the Exchange Act and other obligations, the Company estimates it will save approximately $500,000 annually, once the termination of the registration becomes effective. The Company believes the savings will result from the elimination of NASDAQ stock market fees, press release expenses and certain legal fees, as well as a significant reduction in audit fees, independent directors' compensation, officers and directors liability insurance, tax compliance, printing and mailing costs, filing fees, stock transfer agent expenses and other direct expenses associated with the required SEC filings.

         The Board has no present intention or, in its judgment, any current or foreseeable ability to raise capital through sales of securities in a public offering or to acquire other business entities using its stock as the consideration for any such acquisition. Therefore, the Company is unlikely to take advantage of its current status as a public company for these purposes.

         Based on the Company's size and resources the Board does not believe the costs associated with remaining a public company are justified. The Board has determined that the costs of remaining a public company are too high and that it would be irresponsible to continue as a public company in such circumstances. In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its shareholders, including its unaffiliated shareholders, to eliminate the administrative and financial burden of remaining a public company subject to the reporting requirements of the Exchange Act.

ALTERNATIVES TO THE NEGOTIATED PURCHASE PLAN

         In addition to the Negotiated Purchase Plan, the Board considered two reverse stock split proposals as a method for reducing the number of shareholders. Of the three alternatives, the Negotiated Purchase Plan was the most efficient and cost effective method for reducing the number of Company shareholders to fewer than 300. Both reverse stock split proposals considered would require more time to complete and cost the Company substantially more money than the proposed Negotiated Purchase Plan. The Board believes that the Negotiated Purchase Plan provides the most efficient and economical method for changing the Company's status from a reporting company under the Exchange Act to a non-reporting company.

EFFECTS OF THE NEGOTIATED PURCHASE PLAN

         The Company intends to enter into negotiations with most, but perhaps not all, holders of not more than 500 shares of the Company's common stock. The final purchase price per share will likely vary based upon the negotiations between the Company and each such shareholder. The Company does not intend to offer to purchase or enter into negotiations for the purchase of shares from the holders of more than 500 shares of the Company's common stock. Upon consummation of a Negotiated Purchase between a shareholder and the Company, the shareholder will have the right to receive cash in an amount based upon the negotiated purchase price and the number of shares held by that shareholder.

         When, as a result of the Negotiated Purchase Plan, the total number of shareholders is reduced to less than 300, the Company intends promptly to suspend trading of its common stock from the NASDAQ SmallCap Market and terminate the common stock's registration under the Exchange Act. As a result of the suspension of trading, the Company anticipates there will be no organized public market for the Company's common stock. Upon termination of the registration of the common stock, the reduction in public information concerning the Company and the termination of the Company's status as a reporting company will likely adversely affect the liquidity of the common stock. Upon the termination of the common stock's registration under the Exchange Act, the Company will no longer be subject to certain provisions of the Exchange Act, including the requirement to file periodic reports with the SEC or provide annual reports to shareholders. Consequently, unaffiliated shareholders who retain an equity interest in the Company will not receive the same information regarding the Company's operations and financial status that is currently available to them through SEC filings. After deregistration, an unaffiliated shareholder may request the Company for access to information that is reasonably related to such person's interest in the Company as a shareholder. Under Texas law, a shareholder holding shares of the Company's common stock for at least six months immediately preceding a demand or a shareholder holding at least 5% of all outstanding shares has the right for a proper purpose to examine and extract information from the Company's relevant books and records of account, minutes and share transfer records. The Board has not yet determined what information regarding the Company's operations it will continue to provide to the shareholders retaining an equity interest in the Company.

FAIRNESS OF THE NEGOTIATED PURCHASE PLAN

         The Board believes that the Negotiated Purchase Plan is fair and in the best interests of the Company and its shareholders, including the Company's unaffiliated shareholders, regardless of whether a shareholder receives an offer to negotiate the purchase of his shares by the Company.

         To determine the best interests of the Company and its shareholders, the Board considered a number of factors. The Board and members of management reviewed and discussed the Company's potential cost savings resulting from the termination of the registration of the Company's common stock and the anticipated effect of such savings on the Company's total expenses and future prospects. The Board also considered the substantial amount of time and effort currently expended by management in complying with the requirements of being a public company. The Board also considered the effect of termination of the registration on the ability of the Company to access the public capital markets or use its shares to effect acquisitions. In addition, the Board considered the effect the termination of the registration of the Company's common stock might have on the market for the common stock and the shareholders' ability to buy and sell shares. Taking all of these factors into consideration, the Board determined that the advantages of terminating registration of the common stock outweighed the potential detriments of deregistration.

         The Board considered alternatives to the Negotiated Purchase Plan, such as a reverse stock split, but determined that the Negotiated Purchase Plan was the most expeditious and economical way of changing the Company's status from that of a public company to a private company.

FAIRNESS OF THE MINIMUM NEGOTIATED PURCHASE PRICE

         Members of management of the Company prepared a report (the "Management Report") analyzing the significant factors, in management's view, affecting the value of the common stock of the Company. The Board was also provided all requested financial information about the Company.

         In determining the minimum purchase price, the Board considered the following methods of valuation: market prices, net book value, estimated sale value, discounted cash flows, and liquidation value.

         Market Prices. The Board looked at the average closing price for the twelve-month period ended August 31, 2003, both weighted for trading volume and unweighted. The average closing price for such period was $0.83 and the average weighted closing price was also $0.83. The closing price on September 17, 2003, the day before the Company filed with the SEC its Schedule 13E-3 relating to the Negotiated Purchase Plan, was $.67.

         Net Book Value. As of June 30, 2003, the Company had a net book value per common share of $0.96. Net book value per common share is the shareholders' equity of the Company in excess of its redeemable preferred stock divided by the number of shares outstanding determined in accordance with United States generally accepted accounting principles ("GAAP"). Net book value may not necessarily be indicative of the fair value of the Company because GAAP book values do not necessarily reflect the fair market value of the Company's assets.

         Other Valuation Methods Considered. The Board also considered the relevance of other valuation methods, such as: (i) discounted estimated future cash flows, (ii) value of the Company if sold to an unaffiliated third party, and (iii) liquidation value.

         The Board noted that the Company anticipates negative cash flows from operating activities and negative EBITDA for fiscal year 2003. The Company's EBITDA was $264,000 in fiscal 2002 and the Company had negative EBITDA of ($1,412,000) in fiscal year 2001. Accordingly, the Board believed that trying to estimate future cash flows for purposes of valuing the Company would be speculative. "EBITDA" means the sum of the Company's net income plus its expenses for interest, taxes, depreciation and amortization.

         Similarly, because of the Company's negative or low EBITDA in recent years the Board did not believe that the Company could likely be sold to an unaffiliated third party for an amount greater than net book value. The Board also considered the likely improvement to the Company's cash flows and EBITDA in the event of the successful completion of the Negotiated Purchase Plan, and concluded that the Company could still not likely be sold for an amount greater than net book value. Management confirmed that during the last 4 years it had not been contacted by any persons interested in acquiring the Company through a purchase or business combination transaction and that it was not aware of any likely suitors.

         The Board also considered the liquidation value of the Company's assets. Although very difficult to quantify, based on discussions with management the Board determined that, in a liquidation, it was unlikely that the Company would realize gains from sales of appreciated assets, such as the Company's real estate, in excess of the substantial losses it would likely realize on the sale of its inventory, much of it perishable. Accordingly, the Board concluded that liquidation value would likely not exceed net book value.

         The Board did not assign specific weight to any particular valuation method in the determination of the minimum purchase price for the purposes of the Negotiated Purchase Plan, instead considering all the foregoing information and giving it such weight as it deemed relevant. As a result, the Board concluded that $0.90 per share was a fair minimum purchase price to all unaffiliated shareholders selling in Negotiated Purchases.

         In addition, the Board determined that the flexibility of the purchase price pursuant to the Negotiated Purchase Plan was fair to all shareholders of the Company, including those shareholders who do not sell pursuant to the Negotiated Purchase Plan. The Board established a maximum aggregate purchase price for Negotiated Purchases of $100,000, and estimated a total maximum cost, including expenses, of $165,000 for the Negotiated Purchase Plan. Even at the estimated maximum cost of $165,000, the elimination upon deregistration of the substantial costs associated with compliance with the filing and reporting requirements imposed on public companies would more than offset the costs of the Negotiated Purchase Plan. Therefore, even though the Company may pay an individual shareholder more than the fair minimum purchase price per share, upon successful completion of the Negotiated Purchase Plan the benefits to the Company will be substantially greater, and any increase in the purchase price that facilitates the successful completion of the Negotiated Purchase Plan is in the best interests of the Company and fair to all of its shareholders.

APPROVAL OF THE NEGOTIATED PURCHASE PLAN

         The Board has unanimously approved the Negotiated Purchase Plan. The Board determined that it was not in the best interests of the Company or its shareholders, including the Company's unaffiliated shareholders, to retain an independent financial advisor, third-party advisor or unaffiliated representative to prepare a report or opinion as to the procedural and/or substantive fairness of the proposed Negotiated Purchase Plan. The Board determined that the expense of retaining such representation would outweigh the benefits to the Company and its shareholders.

         The Board also considered whether an independent financial advisor, third-party advisor or unaffiliated representative was necessary in order to make this transaction procedurally fair to the Company's shareholders, including its unaffiliated shareholders. The Board evaluated whether the interests of the unaffiliated shareholders would be adequately represented and whether the proposed minimum purchase price could be fairly determined by the Board. The Board determined that there was sufficient representation in the decision-making at the Board level to protect the interests of unaffiliated shareholders. The Board is comprised of eight members, three of which are not employees of the Company or an affiliate of the Company. All members of the Board hold in excess of 500 shares of the Company's common stock and will not be eligible to participate in the Negotiated Purchase Plan. The Board also noted the effect that the costs of being a public company is having on the Company's financial situation is adversely affecting all of its shareholders, whether or not affiliated with the Company. In addition, the Board found that no independent committee of the Board was necessary to review the fairness of the Negotiated Purchase Plan, noting that each Board member could adequately convey his opinions and concerns to the entire Board without the need for the establishment of such a committee.

         The Board has determined it is unnecessary to require a majority vote of the unaffiliated shareholders to approve the Negotiated Purchase Plan. Unaffiliated shareholders holding less than 500 shares will have an opportunity to determine whether or not they want to remain a shareholder or participate in negotiations with the Company following the announcement of the proposed plan. Unaffiliated shareholders holding 500 or more shares of the Company's common stock will have an opportunity to sell their shares on the public market prior to the completion of the proposed Negotiated Purchase Plan and the resulting suspension of trading and deregistration, although that opportunity will be somewhat limited by the thin trading market for the Company's common stock. No executive officer or director intends to try to sell his shares in advance of the Company terminating the common stock's Exchange Act registration. The Board considered the consequences to unaffiliated shareholders who will remain shareholders of the Company following the successful completion of the Negotiated Purchase Plan and the resulting deregistration. The Board determined that the lack of a public market for the shares will be offset by the cost savings that will result from terminating the common stock's Exchange Act registration. The past performance of the Company's common stock is poor, the shares trade infrequently and with minimal volume, and therefore there is currently a thin trading market. In addition, the proposed Negotiated Purchase Plan will not materially change the rights, preferences or limitations of the unaffiliated shareholders who retain an equity interest in the Company.

         Those unaffiliated shareholders who retain an equity interest in the Company following the successful completion of the Negotiated Purchase Plan will indirectly bear the cost of the proposed plan. However, the Board believes that the proposed plan is efficient and economical and that, if successful, the cost of the Negotiated Purchase Plan will be offset by the anticipated savings of being a private company without the duty to comply with the periodic reporting requirements of the Exchange Act. In addition, the Company will save a substantial amount of time and funds by eliminating the administrative burdens of complying with such requirements.

RECOMMENDATION OF THE BOARD

         After consideration of all of the facts, the Board has unanimously determined that the proposed Negotiated Purchase Plan, taken as a whole, is substantively and procedurally fair to, and in the best interests of the Company and its shareholders, including the Company's unaffiliated shareholders. The Board recommends that unaffiliated shareholders holding 500 or fewer shares of the Company's common stock enter into negotiations with, and ultimately sell, their shares to the Company because doing so will facilitate the successful completion of the Negotiated Purchase Plan.

                                   THE COMPANY

         Calloway's Nursery, Inc. (the "Company") operates retail garden centers in the three largest metropolitan areas in Texas: Dallas - Fort Worth, San Antonio and Houston, reaching a combined population of 11.5 million. The address of its principal executive offices is 4200 Airport Freeway, Suite 200, Fort Worth, Texas 76117-6200. The telephone number of its principal executive offices is (817) 222-1122. The total number of shares of the Company's common stock, $0.01 par value, outstanding on September 16, 2003 was 6,871,658.

         The Company's management team consists of professionals that have worked together for most of the time that the Company has been in operation. Several members of the management team have been actively involved in the retail garden industry or green industry throughout their professional career. The goal of the management team is to continuously improve the Company's products and services.

         Founded in 1986, the Company's first four retail stores opened, in Dallas in 1987. Since that time, the Company has grown to 26 retail stores: 16 Calloway's Nursery retail stores in the Dallas - Fort Worth market ("Dallas - Fort Worth Market"), 7 Calloway's Nursery retail stores in the San Antonio market ("San Antonio Market") and 3 Cornelius Nurseries retail stores in the Houston market ("Houston Market").

         Locations are selected on the basis of demographic data, traffic patterns and shopping habits. All 26 retail stores are Company-operated. The Company focuses on quality and breadth of selection in bedding plants and nursery stock, complemented by other related garden products such as soil amendments and fertilizers. Apart from Christmas, approximately two-thirds of its retail sales are derived from living plants. The remaining one-third is made up of products that primarily relate to their care and nurturing.

         All retail stores sell Christmas merchandise. The Houston Market stores have developed a stronger and more financially beneficial focus on Christmas than have the Dallas-Fort Worth and San Antonio market stores.

         Texas is the third largest retail market in the United States for "green industry" sales, which includes (i) wholesale grower sales, (ii) landscape-related sales, (iii) home center and mass merchandiser retail sales and (iv) retail garden center sales (which includes the Company's retail stores).

         According to the Office of the Comptroller of Public Accounts, Texas green industry sales increased from approximately $6.3 billion in 1997 to approximately $8.0 billion in 2001. However, retail garden center sales have declined each year from 1997 - 2001, from approximately $1.8 billion in 1997 to approximately $1.5 billion in 2001. The most rapid growth for green industry sales over that period has been in home center and mass merchandiser retail sales.

         The Company has retail stores in the three largest markets in Texas, the Dallas - Fort Worth Market, the San Antonio Market and the Houston Market. Together, these three markets account for approximately 38% of Texas' retail garden center sales.

         During the last five years, the Company has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any such law.

                           MARKET FOR THE COMMON STOCK

         The Company's common stock has been traded on NASDAQ under the symbol CLWY since June 26, 1991. Through March 20, 2002 the common stock traded on the NASDAQ National Market. Since March 21, 2002 the common stock has traded on the NASDAQ SmallCap Market.

         The following table sets forth the high, low and closing price information for each quarter of the most recent five fiscal years, as well as the current fiscal year:

-----------------------------------------------------------------------------------------------------------
                                                                   High             Low              Close
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 1998
First Quarter                                                     $2.063           $1.094            $1.375
Second Quarter                                                     2.875            1.313             2.844
Third Quarter                                                      3.125            1.875             2.250
Fourth Quarter                                                     2.313             .938             1.188
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 1999
First Quarter                                                      1.375            1.000             1.125
Second Quarter                                                     1.500            1.125             1.313
Third Quarter                                                      2.000            1.250             1.375
Fourth Quarter                                                     1.563            1.125             1.125
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 2000
First Quarter                                                      1.438             .938             1.188
Second Quarter                                                     1.500             .969             1.375
Third Quarter                                                      1.500             .813             1.188
Fourth Quarter                                                     1.750            1.125             1.375
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 2001
First Quarter                                                      1.750            1.063             1.250
Second Quarter                                                     1.625            1.141             1.188
Third Quarter                                                      1.600            1.000             1.300
Fourth Quarter                                                     1.390             .850              .940
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 2002
First Quarter                                                      1.210             .680              .950
Second Quarter                                                     1.300             .800             1.130
Third Quarter                                                      1.280            1.000             1.050
Fourth Quarter                                                     1.140             .700              .890
-----------------------------------------------------------------------------------------------------------
FISCAL YEAR 2003
First Quarter                                                       1.00             .620              .880
Second Quarter                                                      .950             .710              .800
Third Quarter                                                       .880             .620              .800
Fourth Quarter (through September 17, 2003)                         .840             .550              .670
-----------------------------------------------------------------------------------------------------------

       The closing price of the common stock on September 17, 2003 as reported by NASDAQ was $.67. As of September 17, 2003 there were 409 shareholders of record.

       The Company has never paid cash dividends on its common stock. The Company's loan agreement prohibits payment of cash dividends on its common stock. The Company intends to retain earnings for further development of the business and, therefore, does not intend to pay cash dividends on its common stock in the foreseeable future. The Company has not purchased any shares of its common stock during the past two years.

                                   MANAGEMENT

       Name                        Age                       Position
       ----                        ---                       --------
Stanley Block                      63      Director
Sterling Cornelius                 81      Director
John T. Cosby                      60      Vice President, Secretary and Director
Jim Estill                         56      Chairman of the Board, President and Chief Executive Officer
Daniel R. Feehan                   52      Director
Timothy J. McKibben                54      Director
John S. Peters                     51      Vice President and Director
George L. Wechsler                 87      Vice President and Director
Daniel G. Reynolds                 46      Vice President and Chief Financial Officer
Marce E. Ward                      36      Vice President
David S. Weger                     52      Vice President

BOARD OF DIRECTORS

     Dr. Stanley Block, 63, a Chartered Financial Analyst, has been a Professor of Finance at Texas Christian University, located at 2900 Lubbock Street, Fort Worth, Texas 76109, since 1967. Texas Dr. Block is also an author, consultant and lecturer in the area of finance. He has served as a member of the Board of Directors of the Company since completion of its initial public offering in June of 1991.

     Sterling Cornelius, 81, is President of Cornelius Nurseries, Inc., and a Director of the Company. Cornelius Nurseries, Inc.'s principal place of business is located at 2233 South Voss Road, Houston, Texas 77057. Mr. Cornelius has been with Cornelius Nurseries since his father founded the business in 1937, except for the period 1941-1945, when he served in the U.S. Navy during World War II. Mr. Cornelius is a recognized leader in the nursery industry, having been President of the Texas Nursery and Landscape Association ("TNLA"), President of the Houston Landscape Nurserymen's Association, Chairman of the Drafting Committee - Texas Certified Nursery Professional Manual and Examination, Member of the Board of Trustees of the Texas Agricultural Lifetime Leadership Board, and a member of the Texas Certified Nurserymen's Professional Committee. He is the only two-time recipient of the "Outstanding Nurseryman Award" - the highest honor that TNLA can bestow on one of its members. Mr. Cornelius is also active in many community efforts, including past membership on the Board of Directors of the Houston Chamber of Commerce and the President's Council of Houston Baptist University.

     John T. Cosby, 60, is Vice President, Secretary and a Director. Mr. Cosby, along with Jim Estill and John Peters, co-founded the Company in 1986. He develops Calloway's Nursery retail store locations, including site selection and development, as well as conducting lease and acquisition negotiations. Prior to 1986, Mr. Cosby worked at Sunbelt Nursery Group, serving as Vice President -- Corporate Development and at Pier 1 Imports as Real Estate Manager. Mr. Cosby received his BBA in Management from Texas Wesleyan College in 1969 and his MBA in Management from the University of Dallas in 1983. A Certified Mediator, Mr. Cosby is Past Chairman of Optical Federal Credit Union, and Past President of the Dispute Resolution Services of Tarrant County.

     Jim Estill, 56, is Chairman of the Board, President and Chief Executive Officer. Along with John Cosby and John Peters, Mr. Estill co-founded the Company in 1986. Prior to that, Mr. Estill worked with Sunbelt Nursery Group, as President and Chief Executive Officer. Mr. Estill received his BBA in Finance from Texas Christian University in 1969, and his MBA from TCU in 1977. Mr. Estill is a Texas Master Certified Nursery Professional ("TMCNP").

     Daniel R. Feehan, 52, is president and chief executive officer, and a member of the board of directors of Cash America International, Inc., whose principal place of business is located at 1600 West Seventh Street, Fort Worth, Texas 76102. He joined Cash America in 1988 as chief financial officer and was named president and chief operating officer in January 1990. In February 2002 he was appointed chief executive officer. He is also a member of the board of directors of AZZ Incorporated and RadioShack Corporation.

     Timothy J. McKibben, 54, is chairman of the board for Ancor Holdings, Inc., an acquisitions and management company he co-founded in 1994 that now manages ten companies in four diverse industries. The principal place of business of Ancor Holdings, Inc. is located at 201 Main Street, Fort Worth, Texas 76102. He has more than 27 years experience in the medical supply industry. He is also a member of the board of directors of Cash America International, Inc.

     John S. Peters, 51, is Vice President and Director of the Company. Mr. Peters, along with Jim Estill and John Cosby, co-founded the Company in 1986. He developed the original staff into a team of industry professionals. He has primary responsibility for distribution, human resources and administration. Prior to 1986, Mr. Peters worked with Sunbelt Nursery Group as Senior Vice President of Operations, where he was responsible for operations of all subsidiaries, including more than 100 stores in five states, and two growing operations. Mr. Peters attended Texas Christian University. A TMCNP, Mr. Peters is Past Chairman of the TNLA, and currently serves on the TNLA Education and Research Foundation.

     George J. Wechsler, 87, is Vice President and a Director of the Company. Mr. Wechsler joined the Company and was elected to the Board of Directors in 2002. Prior to joining the Company Mr. Wechsler was self-employed. He is a Past President of the TNLA, and a past recipient of their "Outstanding Nurseryman Award". Mr. Wechsler offices out of the Company's location at 1507 Ruiz Street, San Antonio, Texas 78230.

NON-DIRECTOR EXECUTIVE OFFICERS

     Daniel G. Reynolds, 46, is Vice President, Chief Financial Officer and Assistant Secretary. Mr. Reynolds joined the Company in 1990, where he developed its financial, operating and merchandising decision-support systems. His responsibilities include financial and management reporting, treasury management, credit facilities, corporate and shareholder records, SEC and stock market compliance, public, media and investor relations, risk management and budgeting. Mr. Reynolds also oversees design, development, implementation and review of all transactional and decision-support systems. Prior to 1990, Mr. Reynolds worked with Atmos Energy Corporation as Financial Systems Manager and KPMG LLP as Supervising Senior Accountant. Mr. Reynolds received his BBA in Accounting from the University of Texas at Arlington. A Certified Public Accountant, Mr. Reynolds is Past President of the Fort Worth Chapter of Financial Executives International.

     Marce E. Ward, 36, is Vice President, Dallas-Fort Worth Market. Mr. Ward began with the Company in retail store management in 1987. He has primary responsibility for the sixteen retail stores serving the Dallas-Fort Worth Market. Prior to being named Vice President, Mr. Ward served as General Manager, Dallas-Fort Worth Market since 2002, and Merchandise Manager since 1995.

     David S. Weger, 52, is Vice President, Merchandising. Mr. Weger began with the Company in retail store management in 1987 with the opening of the first stores. He has responsibility for the administration of planning, procurement and replenishment of merchandise lines. Prior to 1987, Mr. Weger was Landscape Designer with Odessa Nursery. He has also been Co-Owner of Lessmon-Weger Garden Center in Colby, Kansas. Mr. Weger received his BBA in Political Science and Education from Fort Hays State University. A TMCNP, Mr. Weger is a Director of the TNLA, Past President of TNLA, Region 5, and Past Chairman of the TNLA Education Committee.

     To the knowledge of Calloway's, during the last five years, none of the foregoing directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any such law. All of the foregoing directors and executive officers are citizens of the United States.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information as to the number of shares of Company common stock beneficially owned as of September 16, 2003, by
(i) each executive officer, (ii) each director, and (iii) all of the executive officers and directors of the Company as a group.

         Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

                                                                          Number        Percent of Shares
Name of Beneficial Owner                                                 of Shares          Outstanding
------------------------                                                -----------     -----------------
Dr. Stanley Block (1)                                                       105,788            1.5%
C. Sterling Cornelius (2)                                                    62,178            0.9%
John T. Cosby (3)                                                           571,715            8.1%
James C. Estill (4)                                                       1,296,116           17.8%
Daniel R. Feehan (5)                                                         94,536            1.4%
Timothy J. McKibben (6)                                                     141,030            2.0%
John S. Peters (7)                                                          251,861            3.6%
Daniel G. Reynolds (8)                                                      162,055            2.3%
Marce E. Ward (9)                                                            57,455            0.8%
George J. Wechsler (10)                                                       5,291            0.1%
David S. Weger (11)                                                         217,815            3.1%

All Directors and Executive Officers as a group (11)                      2,965,840           36.7%

(1) Includes 1,500 shares that could be acquired through options granted under the 1995 Stock Option Plan for Independent Directors which are exercisable at $1.00 per share, 16,000 shares that could be acquired through options granted on an individual grant basis in fiscal 1997 which are exercisable at $1.125 per share, 32,000 shares that could be acquired through options granted on an individual grant basis in fiscal 1999 which are exercisable at $1.156 per share, 44,000 shares that could be acquired through options granted on an individual grant basis in fiscal 2001 which are exercisable at $1.438 per share, and 2,007 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(2) Includes 36,000 shares that could be acquired through options granted under the 1996 Stock Option Plan which are exercisable at $1.09 per share, and 26,178 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(3) Includes 120,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 105,000 shares that could be acquired through options granted under the 1997 Stock Option Plan which are exercisable at $1.09 per share, and 41,203 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(4) Includes 260,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 130,000 shares that could be acquired through options granted under the 1997 Stock Option Plan which are exercisable at $1.09 per share, and 93,715 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(5) Includes 3,000 shares that could be acquired through options granted under the 1995 Stock Option Plan for Independent Directors which are exercisable at $1.438 per share, 36,000 shares that could be acquired through options granted on an individual grant basis in fiscal 2002 which are exercisable at $1.438 per share, and 55,536 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(6) Includes 3,000 shares that could be acquired through options granted under the 1995 Stock Option Plan for Independent Directors which are exercisable at $1.438 per share, 36,000 shares that could be acquired through options granted on an individual grant basis in fiscal 2002 which are exercisable at $1.438 per share, and 95,030 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(7) Includes 45,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 25,000 shares that could be acquired through options granted under the 1996 Stock Option Plan which are exercisable at $1.125 per share, 70,000 shares that could be acquired through options granted under the 1998 Stock Option Plan which are exercisable at $1.09 per share, and 22,860 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(8) Includes 24,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 10,000 shares that were granted under the 1991 Stock Option Plan which are exercisable at $.94 per share, 16,000 shares that could be acquired through options granted under the 1996 Stock Option Plan which are exercisable at $1.125 per share, 50,000 shares that could be acquired through options granted under the 1999 Stock Option Plan which are exercisable at $1.09 per share, and 26,302 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(9) Includes 6,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 8,000 shares that could be acquired through options granted under the 1996 Stock Option Plan which are exercisable at $1.125 per share, 26,000 shares that could be acquired through options granted under the 1999 Stock Option Plan which are exercisable at $1.09 per share, and 13,955 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(10) Includes 4,791 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

(11) Includes 25,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $1.00 per share, 10,000 shares that could be acquired through options granted under the 1991 Stock Option Plan which are exercisable at $.940 per share, 15,000 shares that could be acquired through options granted under the 1996 Stock Option Plan which are exercisable at $1.125 per share, 50,000 shares that could be acquired through options granted under the 1999 Stock Option Plan which are exercisable at $1.09 per share, and 10,140 shares that were acquired and are beneficially owned through the Stock Purchase Plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT

         Employment Contracts. The Company's employment agreements with Messrs. Estill, Cosby and Peters extend through July 2, 2006. Mr. Estill's agreement provides (i) for a minimum annual base salary of $225,000, (ii) that the Company will continue to maintain life insurance for Mr. Estill in the amount of $1,500,000, the beneficiary of which may be designated by Mr. Estill, (iii) that the Company will purchase disability insurance for Mr. Estill sufficient to provide three years' compensation should he become disabled and (iv) that, if Mr. Estill's employment is terminated for any reason other than just cause or is constructively terminated, Mr. Estill (a) will be entitled to receive, within 15 days after such termination, a cash payment in an amount equal to three times the sum of (X) Mr. Estill's then current annual base salary and (Y) the amount of the bonus, if any, earned by Mr. Estill in respect of the previous fiscal year and (b) will be entitled to participate in all benefit programs of the Company for a period of one year following such termination. The Company will be deemed to have terminated the agreement without "just cause" unless such termination resulted from (i) Mr. Estill's willful and intentional failure to substantially perform his duties, (ii) the commission by Mr. Estill of an illegal act in connection with his employment or (iii) the death or disability of Mr. Estill. Mr. Estill's employment will be deemed to have been "constructively terminated" (i) if his responsibilities or authority have been significantly reduced, (ii) if Mr. Estill is required to relocate outside of the Dallas-Fort Worth area or his salary is reduced in violation of his employment agreement or (iii) if a change in control of the Company occurs, as defined in the employment agreement.

         Mr. Cosby's employment agreement is identical to Mr. Estill's except that Mr. Cosby is Vice President--Corporate Development and his minimum annual base salary is $175,000.

         Mr. Peters' employment agreement is also identical to Mr. Estill's except that Mr. Peters is Vice President of the Company, his minimum annual base salary is $175,000 and his life insurance is the in amount of $500,000.

         The Company entered into an employment agreement with Mr. Cornelius on September 21, 1999 in connection with the Company's acquisition of the assets now held in Cornelius Nurseries, Inc., a wholly-owned subsidiary of the Company. Under his employment agreement, Mr. Cornelius served as President of Cornelius Nurseries, Inc. for a period of three years. Mr. Cornelius received a base annual compensation of $125,000 and an annual bonus that was equal to 10% of the pre-tax profits of Cornelius Nurseries, Inc. during the term of that agreement. The employment agreement is no longer in effect.

         Affiliate Leases. In fiscal 2002 the Company entered the San Antonio market by leasing seven retail store locations. Three of those leases were entered into with Mr. George J. Wechsler (the "Affiliate Leases"), who was elected to the Company's Board of Directors and was named a Vice President of the Company at the time of the transaction. The Affiliate Leases have three year terms. Rental expense under the Affiliate Leases was $107,000 for the nine-month period ended June 30, 2003 and $36,000 for the three-month period ended June 30, 2003. No rental expense under the Affiliate Leases was incurred for the nine-month or three-month periods ended June 30, 2002.

                          SUMMARY FINANCIAL INFORMATION

                                                 NINE MONTH PERIOD ENDED             FISCAL YEAR ENDED
                                                         JUNE 30,                      SEPTEMBER 30,
                                                 ------------------------        --------------------------
                                                   2003            2002            2002             2001
                                                 --------        --------        --------        ----------
                                                         (in thousands, except per share amounts)
BALANCE SHEET INFORMATION:
      Current assets                             $ 10,322        $ 11,478        $  9,622        $   11,066
      Noncurrent assets                            13,347          15,381          14,503            16,195
      Current liabilities                           6,527           6,060           5,756             7,615
      Noncurrent liabilities                        7,759           9,164           9,051             9,575
      Redeemable preferred stock                    2,846           2,442           2,538             2,180

      Book value per share                       $   0.96        $   1.43        $   1.04        $     1.26

INCOME STATEMENT INFORMATION:
      Net sales(1)                               $ 40,174        $ 36,721        $ 43,277        $   43,385
      Gross profit(2)                              18,948          17,425          20,152            21,506
      Income from continuing
      operations(3)                                   568           1,646             157             1,397
      Net income (loss)                              (180)          1,353          (1,031)           (2,136)

      Income per common share from
      continuing operations:
            Basic(4)                             $   0.04        $   0.22        $  (0.03)       $     0.18
            Diluted(5)                           $   0.04        $   0.22        $  (0.03)       $     0.17

      Net income per common share:
            Basic                                $  (0.07)       $   0.17        $  (0.22)       $    (0.40)
            Diluted                              $  (0.07)       $   0.17        $  (0.22)       $    (0.39)

      Ratio of earnings to fixed charges             2.59            5.29            1.49              2.88

------------
(1) Reclassified for operations that were discontinued in 2003. Amounts previously reported for the nine month period ended June 30, 2002, and the fiscal years ended September 30, 2002 and 2001 were (in thousands) $36,783, $43,335 and $43,494, respectively.

(2) Reclassified for operations that were discontinued in 2003. Amounts previously reported for the nine month period ended June 30, 2002, and the fiscal years ended September 30, 2002 and 2001 were (in thousands) $17,244, $20,172 and $21,537, respectively.

(3) Reclassified for operations that were discontinued in 2003. Amounts previously reported for the nine month period ended June 30, 2002, and the fiscal years ended September 30, 2002 and 2001 were (in thousands) $1,371, $64 and $1,551, respectively.

(4) Reclassified for operations that were discontinued in 2003. Amounts previously reported for the nine month period ended June 30, 2002, and the fiscal years ended September 30, 2002 and 2001 were $.17, ($.05) and $.20, respectively.

(5) Reclassified for operations that were discontinued in 2003. Amounts previously reported for the nine month period ended June 30, 2002, and the fiscal years ended September 30, 2002 and 2001 were $.17, ($.05) and $.20, respectively.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room                New York Regional Office           Chicago Regional Office
Room 1024                            Suite 100                          Citicorp Center
450 Fifth Street, N.W.               7 World Trade Center               Suite 1400
Washington, D.C.  20549              New York, NY  10048                500 West Madison Street
                                                                        Chicago, IL 60661-2511

         You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         The Company is incorporating by reference in this Disclosure Statement some information it files with the SEC, which means that the Company is disclosing important information to you by referring you to those documents. Specifically, the Company incorporates by reference its historical financial statements from its Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

         Upon request to the Company's offices at 4200 Airport Freeway, Suite 200, Fort Worth, Texas 76117-6200, (817) 222-1122, the Company will provide to any shareholder of the Company, without charge, a copy of any and all documents filed with the SEC incorporated by reference herein that are not included with this Disclosure Statement.